EX.99.CODE ETH

STEBEN REGISTERED FUNDS

SARBANES-OXLEY CODE OF ETHICS

FOR THE PRINCIPAL EXECUTIVE OFFICER AND

PRINCIPAL FINANCIAL OFFICER

Introduction

The Steben Registered Funds (the “Trusts”) expect all of the officers to maintain high ethical standards of conduct and to comply with applicable laws and governmental regulations. Officers include, without limitation, the Trusts’ principal executive officer and principal financial officer (the principal executive officer and principal financial officer of the Trusts are collectively referred to herein as the “Senior Financial Officers”). In this regard, the Trusts require all of their officers, including the Senior Financial Officers, to adhere to such other rules, codes and guidelines as the Trusts may adopt from time to time, including, without limitation, codes of ethics adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (collectively, the “Trust Guidelines”).

To deter wrongdoing and to promote honest and ethical conduct, compliance with applicable laws and regulations, avoidance of conflicts of interest and full, fair, accurate, timely and understandable disclosure in each Trust’s public filings and communications, the Trusts have approved this Sarbanes-Oxley Code of Ethics to codify certain standards to which the Senior Financial Officers will be held accountable and certain specific duties and responsibilities applicable to the Senior Financial Officers. As the professional and ethical conduct of the Senior Financial Officers is essential to the proper conduct and success of each Trust’s business, the Senior Financial Officers must adhere to the standards, duties and responsibilities set forth in this Sarbanes-Oxley Code of Ethics in addition to adhering to the Trust Guidelines. To the fullest extent possible, the Trust Guidelines and this Sarbanes-Oxley Code of Ethics should be read to supplement one another. If there is a conflict between the Trust Guidelines and this Sarbanes-Oxley Code of Ethics, then this Sarbanes-Oxley Code of Ethics will control.

Code of Ethics

General Standards

Each Trust and its Board of Trustees will hold each Senior Financial Officer accountable for adhering to and advocating the following standards to the best of his or her knowledge and ability:

A.	Act in an honest and ethical manner, including in connection with the handling and avoidance of actual or apparent conflicts of interest between personal and professional relationships;

Sarbanes-Oxley Code of Ethics

Steben Registered Funds

B.	Comply with all applicable laws, rules and regulations of federal, state and local governments (both United States and foreign) and other applicable regulatory agencies (collectively, the “Laws”);

C.

Proactively promote full, fair, accurate, timely and understandable disclosure in reports and documents that each Trust files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications each Trust makes; and

D.

Proactively promote ethical and honest behavior within each Trust, including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Sarbanes-Oxley Code of Ethics.

Specific Duties and Responsibilities

In adhering to and advocating the standards set forth above, each Senior Financial Officer shall fulfill the following duties and responsibilities to the best of his or her knowledge and ability:

1.

Each Senior Financial Officer shall handle all conflicts of interest between his or her personal and professional relationships in an ethical and honest manner, and shall disclose in advance to the Audit & Compliance Committee of the Trusts’ Board of Trustees (“Audit & Compliance Committee”) the relevant details of any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between each Trust and such Senior Financial Officer. The Audit & Compliance Committee shall thereafter take such action with respect to the conflict of interest as it shall deem appropriate. It is the general policy of each Trust that conflicts of interest should be avoided whenever practicable. For purposes of this Sarbanes-Oxley Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of each Trust as a whole.

2.

Each Senior Financial Officer will use his or her best efforts to ensure the timely and understandable disclosure of information that, in all material respects, is accurate, complete, objective and relevant in all reports and documents the Trusts file with, or submits to, the SEC or in other public communications that the Trusts make. As part of this undertaking, each Senior Financial Officer will periodically consider the adequacy and effectiveness of each Trust’s “internal controls” and “disclosure controls and procedures” (as such terms are defined or used in rules proposed or adopted by the SEC).

3.	Each Senior Financial Officer will use his or her best efforts to ensure compliance in all material respects by such Senior Financial Officer and each Trust with all applicable Laws.

Sarbanes-Oxley Code of Ethics

Steben Registered Funds

4.

Each Senior Financial Officer shall respect the confidentiality of information acquired in the course of his or her work and shall not disclose such information, except when the Senior Financial Officer believes he or she is authorized or legally obligated to disclose the information. No Senior Financial Officer may use confidential information acquired in the course of his or her work for his or her personal advantage.

5.	No Senior Financial Officer may take or direct or allow any other person to take or direct any action to fraudulently influence, coerce, manipulate or mislead the Trusts’ independent auditing firm.

6.

No Senior Financial Officer may engage the Trusts’ auditing firm to perform audit or non-audit services without the Audit & Compliance Committee’s (or its designee’s) preapproval in accordance with the Audit & Compliance Committee’s charter.

Reporting Violations

If any person believes that a Senior Financial Officer has violated this Sarbanes-Oxley Code of Ethics or a Trust has or is about to violate a Law, or a Senior Financial Officer believes that he or she is being asked to violate this Sarbanes-Oxley Code of Ethics or any Law in the performance of his or her duties for a Trust, then the matter should be promptly reported to the Audit & Compliance Committee. The Audit & Compliance Committee will take appropriate steps to maintain the confidentiality of the reporting person’s identity, to the extent consistent with each Trust’s obligations to investigate and remedy the matter and, if appropriate, to report the matter to government officials. Persons may report violations of this Sarbanes-Oxley Code of Ethics on an anonymous basis. No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Sarbanes-Oxley Code of Ethics.

Interpretation and Enforcement

The Audit & Compliance Committee is responsible for overseeing the interpretation and enforcement of this Sarbanes-Oxley Code of Ethics. When the Audit & Compliance Committee considers any matter relating to this Sarbanes-Oxley Code of Ethics, it shall act in executive session.

Each Senior Financial Officer will be held accountable for his or her adherence to this Sarbanes-Oxley Code of Ethics by the Trusts’ Board of Trustees. A Senior Financial Officer’s failure to adhere to this Sarbanes-Oxley Code of Ethics will be subject to appropriate disciplinary action, ranging from warnings to possible termination or removal.

Only the Audit & Compliance Committee may waive or amend this Sarbanes-Oxley Code of Ethics. All waivers and amendments of this Sarbanes-Oxley Code of Ethics must be publicly disclosed in a manner that complies with the requirements of the SEC and other applicable Laws.

Adopted: July 31, 2013

Sarbanes-Oxley Code of Ethics

Steben Registered Funds